TRENT J. WADDOUPS

Attorney at Law             1269 EAST 100 SOUTH #5      Telephone (801) 363-0888
Admitted only in Utah      SALT LAKE CITY, UTAH 84102   Facsimile (801) 363-8512



BRIA Communications Corporation
268 West 400 South, Suite 300
Salt Lake City, Utah 84101

To the Board of Directors of BRIA Communications Corporation:

         BRIA Communications Corporation, a New Jersey corporation ("BRIA"), is planning to prepare and file a registration statement on Form S-8 ("Registration Statement") with the Securities and Exchange Commission ("SEC"). In connection with the filing of this Registration Statement, you have requested my opinion on the shares to be issued pursuant to options granted under BRIA's 1996 Stock Option Plan ("Option Plan").

         This Opinion Letter is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

         In connection with the preparation of this Opinion Letter, I have examined the following:

          1. Articles of Incorporation and Bylaws of BRIA as provided in BRIA's corporate book;

          2. The Form S-8 Registration Statement and the accompanying ss.10a Prospectus;

          3. New Jersey statute governing the creation of employee benefit plans; and

          4.   BRIA's Option Plan.

         In  expressing  the  opinions  set forth  herein,  I have  assumed  the authenticity and completeness of all corporate documents, records and instruments provided to me by BRIA and its filing agent Canton Financial Services Corporation. I have assumed the correctness of all statements of fact made by BRIA that are contained therein. I assumed that the information provided to me by BRIA is correct and accurate and that there are shares available to be issued pursuant to the Certificate of Incorporation and Option Plan. I have further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies or faxed copies and the correctness of all such documents. This Opinion Letter is conditioned on all of these assumptions being correct.

         This Opinion Letter is also based on the assumption that all of the members of the board of directors will sign a resolution providing for the issuance of shares under the Option Plan.

         Based on the above examination and to the best of my knowledge, I am of the opinion that the options to be granted under the Option Plan, as well as the shares of BRIA's Class A common stock to be issued upon the valid and proper exercise of such options (including the payment of any applicable exercise price), will be validly issued, fully paid and nonassessable provided all options under the Option Plan are granted to employees, directors, officers or consultants of BRIA. Such options and common stock must be granted/issued in full compliance with the terms of the Option Plan and Registration Statement and the full requirements of the Securities Act of 1933 concerning Form S-8 registration statements, including the requirement that such options not be granted as consideration for services involving a capital raising transaction. This Opinion Letter is conditioned upon the above requirements being met.

         The Opinion Letter set forth above is predicated upon and limited to the correctness of the assumptions set forth therein and in the Accord, and is further subject to qualifications, exceptions, and limitations set forth below:

          A. Certain of the remedial provisions of the Option Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

          B. I expressly except from the opinion set forth herein any opinion as to whether or to what extent a New Jersey court or any other court would apply New Jersey law, or the law of any other state or jurisdiction, to any particular aspect of the transactions that are the subject of the opinion herein contained.

          C. To the extent any opinion set forth above is qualified by reference to my knowledge, my knowledge is based solely upon: (i) my examination of the items set forth in Paragraphs (1) through
               (4) above, and (ii) what was in my then current consciousness.

          D. My responsibilities under and with respect to this Opinion Letter and the opinion expressed herein shall at all times and in all respects be governed by and construed solely in accordance with Utah law, which law shall not include any provision or construction of Utah law that would require the application of the law of any other state or jurisdiction.

          E. In rendering the opinion that the shares to be registered pursuant to the Registration Statement and Option Plan will be validly issued, fully paid and nonassessable, I assumed that: (1) BRIA's board of directors will exercise good faith in determining the consideration paid for options to be granted under the Option Plan; (2) All issuances and cancellations of the capital stock of the Corporation will be fully and accurately reflected in the Corporation's Stock Records, as provided by BRIA's transfer agent; and (3) The consideration, as determined by the Board of Directors of the Corporation, to be received in exchange for each issuance of shares and options of the capital stock of the Corporation will be paid in full and will actually be received by the Corporation.

          F. The opinion set forth herein insofar as it relates to specific agreements or documents relate to the specified agreements or documents and to the exhibits or schedules referred to in this Opinion Letter and attached to such agreements or documents at the time of my examination of such agreements or documents. Said opinion does not extend to documents, agreements, or instruments referred to in said agreements or documents (even if incorporated therein by reference), or to any exhibits, annexes, or schedules that are not identified in this Opinion Letter.

          G. I expressly except from the opinion set forth herein any opinion concerning the need for or compliance by any party, and in particular by the Corporation, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Utah, or any other jurisdiction.

         This Opinion Letter may be relied upon by you only in connection with this Form S-8 Registration Statement and may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance my prior written consent.


Sincerely,



/s/ Trent J. Waddoups
---------------------
Trent J. Waddoups,
Attorney at Law